SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                            FORM 8-K

                         CURRENT REPORT



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
                              1934

 Date of Report (Date of earliest event reported) June 30, 1998



             MENDIK REAL ESTATE LIMITED PARTNERSHIP
      Exact Name of Registrant as Specified in its Charter




      Delaware                           0-15463               11-2774249
State or Other Jurisdiction            Commission          I.R.S. Employer
of Incorporation orOrganization       File Number          Identification No.



3 World Financial Center, 29th Floor
New York, NY   Attn.: Andre Anderson                  10285
Address of principal executive offices              Zip Code



Registrant's telephone number, including area code (212) 526-3237


Item 2.   ACQUISITION OR DISPOSITION OF ASSETS

     The Partnership has previously discussed the existence of three purported class action lawsuits that have been brought in the Supreme Court of the State of New York for New York County (the "Court") against the General Partners of the Partnership and certain affiliates of Mendik RELP Corporation by certain limited partners of the Partnership (the "Actions"). The parties to the Actions entered into a settlement of the Actions on June 24, 1998 that contemplates the sale of the Partnership's interests in Saxon
Woods Corporate Center, Two Park Avenue and 330 West 34th Street (collectively, the "Properties"; the proposed sale transaction is referred to herein as the "Proposed Transaction"), the subsequent liquidation and dissolution of the Partnership and the distribution of the Partnership's remaining assets after the payment of the Partnership's liabilities. A copy of the Settlement Agreement (with exhibits) is annexed as Exhibit A.
The settlement is subject to the approval of the Court.

     The Proposed Transaction contemplates that the Partnership will sell the Properties for approximately $64.5 million, net of existing mortgage debt on the Properties. The Partnership's interest in Two Park Avenue is to be purchased by an affiliate of Vornado Realty Trust for approximately $34.5 million, to be paid in a combination of cash and common stock of Vornado Realty Trust. Saxon Woods Corporate Center and 330 West 34th Street are to be purchased for an aggregate price of $30 million in cash by Vornado Realty, L.P., or an affiliate thereof. Both Vornado Realty Trust and Vornado Realty, L.P. are affiliates of Mendik RELP Corporation. The Proposed Transaction has been agreed to in principal, but remains subject to final negotiation and execution of a definitive purchase and sale agreement. The Proposed Transaction is also conditioned upon Court approval of the settlement.

     There can be no assurance that the settlement will be approved by the Court or that the Proposed Transaction will close as anticipated.



                         SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                    MENDIK REAL ESTATE LIMITED PARTNERSHIP

                    BY:  NY REAL ESTATE SERVICES 1 INC.
                         A General Partner


Date: July 2, 1998       BY:  /s/ Mark Marcucci
                         Name:    Mark Marcucci
                         Title:   President and Director